EXHIBIT 99.1

National Interstate Corporation Announces 2006 Third Quarter Earnings and Quarterly Dividend

RICHFIELD, Ohio, November 7, 2006/PRNewswire-FirstCall via COMTEX/—National Interstate Corporation (Nasdaq: NATL) today reported net income for the third quarter ended September 30, 2006 of $6.5 million ($0.34 per share diluted), compared to $8.2 million ($0.43 per share diluted) for the third quarter of 2005. The 20.7% decrease in net income for the third quarter of 2006 compared to the third quarter of 2005 is primarily attributable to increased severity from new losses occurring during the quarter and expenses that were more in line with expectations than the favorable expenses that were incurred during last year’s third quarter. These higher losses and normalized expenses were offset by a 42.5% increase in net investment income in the quarter compared to the third quarter of 2005. Net income for the first nine months of 2006 was $24.3 million ($1.26 per share diluted), an increase of 8.6% or $1.9 million compared to $22.4 million ($1.18 per share diluted) for the same period of 2005. The higher net income reflects a 13.7% increase in total revenues offset by a 2.8 percentage point increase in the GAAP combined operating ratio from 82.4% to 85.2% for the first nine months of 2005 and 2006, respectively.

Alan Spachman, Chairman and President of National Interstate Corporation stated, “We were pleased with the improvement in our top line and investment results. We were not surprised that losses spiked upward in the third quarter of this year due to an atypical number of large losses, or that the unusually low underwriting expense ratio returned to a more normal level when compared to the same quarter last year. We historically have accurately projected loss results over twelve month periods, but can and do experience loss ratio peaks and valleys in any specific month or quarter. Our underwriting expense ratio during the third quarter was consistent with our expectations even though it was higher than the same quarter last year. We highlighted the favorable one-time expense variances when they occurred last year and remain satisfied with operating expenses at the current levels.”

For the 2006 third quarter, gross premiums written of $61.7 million and net premiums written of $51.0 million grew 8.3% and 8.4%, respectively. Gross premiums written for the first nine months of 2006 increased 4.9% to $244.0 million, compared to $232.7 million for the same period last year, and net premiums written increased 6.7% to $190.0 million compared to $178.0 for the same period of 2005. The premium growth in both the third quarter and first nine months resulted from increases in the Alternative Risk Transfer, Specialty Personal Lines, and Hawaii/Alaska business components offset by decreases in the Transportation and Other (primarily assigned risk policies) components. Alternative Risk Transfer is the fastest growing component with increases of 78.3% and 12.1% for the third quarter and first nine months of 2006, respectively, compared to the same periods last year. Premiums for the assigned risk policies, which were received from state insurance plans and the Company has no control over, were down 76.6% for the third quarter of 2006 compared to the third quarter of 2005 and 30.7% for the first nine months of 2006 compared to the first nine months of 2005. Excluding assigned risk policies, gross premiums written grew 14.5% and 5.8% for the third quarter and nine months ended September 30, 2006, respectively, compared to the same periods of 2005.

The GAAP combined ratio increased 8.6 percentage points to 91.1% for the third quarter of 2006, compared to 82.5% for the same period in 2005. For the first nine months of 2006, the GAAP combined ratio increased 2.8 percentage points to 85.2% compared to 82.4% for the same period of 2005. The loss and loss adjustment expenses for the third quarter of 2006 include an unusually high number of large losses that are reflected in the 67.3% loss and loss adjustment expense ratio, a 4.4 percentage point increase over the ratio of 62.9% experienced for the third quarter of 2005. The Company’s commercial policy limits which typically range from $1 million to $5 million subject the Company to potential quarterly fluctuations as a result of timing of large loss occurrences. Also affecting the increase in the GAAP combined ratio was a higher underwriting expense ratio of 23.8% in the third quarter of 2006 compared to 19.6% reported for third quarter of 2005. The third quarter 2006 underwriting expense ratio is consistent with that of prior quarters of 2006, while the 2005 third quarter underwriting expense ratio was unusually low due to a reduction in estimated expenses for insolvencies and other state fees, and a reclassification of expenses related to assigned risk business.

Net investment income for the 2006 third quarter was $4.5 million compared to $3.2 million for the same quarter last year and $12.7 million for the first nine months of 2006 compared to $9.0 million for the same period of 2005. The net investment income increases of 42.5% and 41.4% for the third quarter and first nine months of 2006, respectively, over the same periods in 2005, reflected an increase in average cash and invested assets and higher interest rates available on the short-term and fixed-income portfolio. The growth in cash and invested assets resulted from positive cash flow from operations and reinvestment of continued strong earnings. The Company’s investment income continues to grow at a faster rate than the growth rate of the Company’s average investment portfolio.

Mr. Spachman continued, “Our top-line growth rate improved during the third quarter as we anticipated and we expect this trend to continue for the remainder of the year in spite of current market conditions. The third quarter of 2006 was our first quarter as a public company in which net income was below the same quarter in the prior year. We remain optimistic that 2006 will finish as another record-setting year for both sales and profits with an annual return on average shareholders equity over 20%, beating our stated objective of 15% plus the rate of inflation.”

In addition, the Company announced today that at the Company’s November 2, 2006 Board of Directors meeting, the Board approved the payment of a quarterly dividend previously referenced in the Company’s press release dated May 22, 2006. The $0.04 per share cash dividend will be payable on December 15, 2006 to shareholders of record of the Company’s common stock as of the close of business on November 30, 2006.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, completed an initial public offering in February 2005. We are a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting primarily of recreational vehicle coverage, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE, Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations.

The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Operating Data:
Gross premiums written	$61,727	$56,985	$243,993	$232,698

Net premiums written	$51,022	$47,049	$189,951	$177,952

Premiums earned	$56,619	$52,866	$159,363	$142,466
Net investment income	4,528	3,178	12,703	8,985
Net realized gains	199	178	714	484
Other income	586	559	1,603	1,474

Total revenues	61,932	56,781	174,383	153,409
Losses and loss adjustment expenses	38,092	33,254	98,426	87,041
Commissions and other underwriting expense	11,283	8,577	29,982	25,307
Other operating and general expenses	2,766	2,322	8,865	6,558
Interest expense	389	340	1,132	1,063

Total expenses	52,530	44,493	138,405	119,969

Income before income taxes	9,402	12,288	35,978	33,440
Provision for income taxes	2,859	4,040	11,706	11,082

Net income	$6,543	$8,248	$24,272	$22,358

Per Share Data:
Earnings per common share, basic	$0.34	$0.43	$1.27	$1.20
Earnings per common share, assuming dilution	$0.34	$0.43	$1.26	$1.18
Book value per common share, basic (at period end)	8.49	7.00	8.49	7.00
Weighted average number of common shares outstanding, basic	19,146	18,985	19,128	18,634
Weighted average number of common shares outstanding, diluted	19,354	19,229	19,292	18,885
Common shares outstanding at period end	19,155	19,024	19,155	19,024
Cash dividend per common share	$0.04	$0.04	$0.12	$0.04

GAAP Ratios:
Losses and loss adjustment expense ratio	67.3%	62.9%	61.8%	61.1%
Underwriting expense ratio	23.8%	19.6%	23.4%	21.3%

Combined ratio	91.1%	82.5%	85.2%	82.4%

Return on equity (a)			21.4%	21.7%
Average shareholders’ equity			$151,109	$103,008

	At September 30, 2006		At December 31, 2005
Balance Sheet Data (GAAP):
Cash and investments	$388,315		$320,220
Reinsurance recoverable	88,901		77,834
Total assets	801,990		523,003
Unpaid losses and loss adjustment expenses	263,033		223,207
Long-term debt	15,464		16,297
Total shareholders’ equity	$162,685		$139,533

Statutory Data: (b)
Policyholder Surplus (Statutory) (c)	$137,854		$122,825

(a)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period. Return on equity calculation is completed for year-to-date results only.
(b)	While financial data is reported in accordance with accounting principles generally accepted in the United States, or GAAP, for shareholder and other investment purposes, it is reported on a statutory basis for insurance regulatory purposes. Certain statutory expenses differ from amounts reported under GAAP. Specifically, under GAAP, premium taxes and other variable costs incurred in connection with writing new and renewal business are capitalized and amortized on a pro rata basis over the period in which the related premiums are earned. On a statutory basis, these items are expensed as incurred. In addition, certain other expenses, such as those related to the expensing or amortization of computer software, are accounted for differently for statutory purposes than the treatment accorded under GAAP.
(c)	The statutory policyholder surplus of National Interstate Insurance Company, which includes the statutory policyholder surplus of its subsidiaries, National Interstate Insurance Company of Hawaii, Inc. and Triumphe Casualty Company.